Exhibit 4.2

FORM OF PRIVATE WARRANT AGREEMENT
between
FG IMPERII ACQUISITION CORP.
and
ODYSSEY TRANSFER AND TRUST COMPANY

Dated as of January 15, 2026

THIS WARRANT AGREEMENT (this “Agreement”), dated as of January 15, 2026, is by and between FG Imperii Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Odyssey Transfer and Trust Company, as warrant agent (the “Warrant Agent,” also referred to herein as the “Transfer Agent”).

WHEREAS, the Company is engaged in an initial public offering (the “Offering”) of units of the Company’s equity securities (“the “Public Units”), each such Public Unit comprised of one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A ordinary shares”), and one-half of one redeemable warrant (the “Public Warrants”), with each Public Warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share;

WHEREAS, the Company has filed with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-[_] (the “Registration Statement”), and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Public Units, the Public Warrants and the Class A ordinary shares included in the Public Units;

WHEREAS, the Company has entered into that certain Underwriting Agreement with ThinkEquity LLC and EarlyBirdCapital, Inc., as representatives of the several Underwriters (the “Underwriters,” and such agreement, the “Underwriting Agreement”), pursuant to which the Company has agreed to issue and deliver units of the Company’s equity securities to the Underwriters, each such unit comprised of one Class A ordinary share and one-half of one Underwriter Warrant (as defined below);

WHEREAS, in connection with the Underwriting Agreement, the Company has agreed to issue and deliver 200,000 warrants (or up to 230,000 warrants if the Over-allotment Option is exercised in full) bearing the legend set forth in Exhibit A hereto to the Underwriters concurrently with the consummation of the Offering, each such warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share and each exercisable only as a whole warrant and not as a fraction thereof (the “Underwriter Warrants”);

WHEREAS, the Company has entered into that certain Private Placement Units Purchase Agreement with FG Imperii Investors LLC, a Nevada limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase, simultaneously with the closing of the Offering, an aggregate of up to 275,000 units (the “Private Units”), each containing one Class A ordinary share and one-half of one warrant, each exercisable to purchase one Class A ordinary share at a price of $11.50 per share, bearing the legend set forth in Exhibit B hereto and each exercisable only as a whole warrant and not as a fraction thereof (the “Private Warrants”);

WHEREAS, the Company has entered into that certain $15 Exercise Price Warrants Purchase Agreement (the “$15 Exercise Price Warrants Purchase Agreement”) with the Sponsor pursuant to which the Sponsor agreed to purchase, simultaneously with the closing of the Offering, an aggregate of 1,000,000 warrants bearing the legend set forth in Exhibit C hereto at a price of $0.10 per warrant, each exercisable to purchase one Class A ordinary share at $15.00 per share (the “$15 Exercise Price Warrants” and, together with the Underwriter Warrants, and the Private Warrants, the “Private Placement Warrants”);

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial Business Combination (as defined below), the Sponsor or an affiliate of the Sponsor or the Company’s officers and directors may, but are not obligated to, loan to the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 150,000 units (the “Working Capital Units”) at a price of $10.00 per Working Capital Unit, with each Working Capital Unit consisting of one Class A ordinary share and one-half of one warrant (a whole warrant of each such warrant, a “Working Capital Warrant” and, together with the Private Placement Warrants, the “Warrants”);

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.             Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Agreement.

2.             Warrants.

2.1           Form of Warrant. Each Warrant shall initially be issued in registered form only.

2.2           Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a certificated Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3           Registration.

2.3.1             Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of the initial issuance of the Warrants and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. If requested, the Registered Holder of a Warrant shall be issued a definitive certificate in physical form evidencing such Warrants which shall be in the form attached hereto as Exhibit B.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the board of directors of the Company (the “Board”), Chief Executive Officer, Chief Financial Officer, the President or the Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2             Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3.             Terms and Exercise of Warrants.

3.1           Warrant Price. Each whole Warrant, when countersigned by the Warrant Agent, shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company one Class A ordinary share at the price of $11.50 per share ($15.00 per share in the case of the $15 Exercise Price Warrants), subject to the adjustments provided in Section 4 hereof and in the penultimate sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share at which each Class A ordinary share may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided, further, that any such reduction shall be identical among all of the Warrants. The term “Business Day” means a day other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business.

3.2           Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes a merger, consolidation, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses or entities (a “Business Combination”), or (ii) the date that is twelve (12) months from the date of the closing of the Offering and terminating at the earlier to occur of: (i) (x) with respect to the Underwriter Warrants, the Private Warrants, and Working Capital Warrants, 5:00 p.m., New York City time on the date that is five (5) years after the date on which the Company completes its initial Business Combination and (y) with respect to the $15 Exercise Price Warrants, 5:00 p.m., New York City time on the date that is ten (10) years after the date on which the Company completes its initial Business Combination, and (ii) the liquidation of the Company (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 hereof, with respect to an effective registration statement; and provided further, that the Private Placement Warrants then held by the Underwriters and their Permitted Transferees (as defined below) will not be exercisable more than five (5) years after the effective date of the Registration Statement in accordance with FINRA Rule 5110(g)(A). Each Warrant not exercised on or before the Expiration Date shall become null and void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m., New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided, further, that any such extension shall be identical in duration among all the Warrants.

3.3           Exercise of Warrants.

3.3.1        Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it (if evidenced by definitive certificate) at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full Class A ordinary share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Class A ordinary shares and the issuance of such Class A ordinary share, as follows:

(a)            in lawful money of the United States, in good certified check or good bank draft payable to the Warrant Agent;

(b)            by surrendering the Warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the Warrants, multiplied by the excess of the 10-Day Average Closing Price, as of the date prior to the date on which notice of exercise is sent or given to the Warrant Agent, less the Warrant Price by (y) the 10-Day Average Closing Price. “10-Day Average Closing Price” means, as of any date, the average last reported sale price of the Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to such date. “Last Reported Sale Price” shall mean the last reported sale price of the Class A ordinary shares on the date prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or

(c)            as provided in Section 6.4 hereof.

3.3.2        Issuance of Class A Ordinary Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a) hereof), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full Class A ordinary shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of Class A ordinary shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the Warrants is then effective and a prospectus relating thereto is current or a valid exemption from registration is available. No Warrant shall be exercisable and the Company shall not be obligated to issue Class A ordinary shares upon exercise of a Warrant unless the Class A ordinary shares issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Warrants shall have paid the full purchase price for the Unit solely for the Class A ordinary shares underlying such Unit. In no event will the Company be required to net cash settle the Warrant exercise. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a Class A ordinary share, the Company shall round down to the nearest whole number the number of Class A ordinary shares to be issued to such holder.

3.3.3        Valid Issuance. All Class A ordinary shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4        Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for Class A ordinary shares is issued shall for all purposes be deemed to have become the holder of record of such Class A ordinary shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such Class A ordinary shares at the close of business on the next succeeding date on which the share transfer books or book-entry system of the Warrant Agent are open.

3.3.5        Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8%, or such other amount as a holder may specify (the “Maximum Percentage”) of the Class A ordinary shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Class A ordinary shares beneficially owned by such person and its affiliates shall include the number of Class A ordinary shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Class A ordinary shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of issued and outstanding Class A ordinary shares, the holder may rely on the number of issued and outstanding Class A ordinary shares as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of Class A ordinary shares issued and outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Class A ordinary shares then outstanding. In any case, the number of issued and outstanding Class A ordinary shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of issued and outstanding Class A ordinary shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

3.3.6        Lock-up of Underwriter Warrants. The Warrants held by the Underwriters and the Class A ordinary shares that are issuable upon exercise of such Warrants have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1), commencing on the effective date of the Registration Statement. Pursuant to FINRA Rule 5110(e)(1), these securities will not be sold during the Offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the Registration Statement or commencement of sales of the Offering, except to any underwriter and selected dealer participating in the Offering and their bona fide officers or partners (provided that all securities so transferred remain subject to the lockup restriction above for the remainder of the time period) or pursuant to another exception to the applicability of FINRA Rule 5110(e)(1).

4.            Adjustments.

4.1           Stock Dividends.

4.1.1        Stock Dividends and Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of issued and outstanding Class A ordinary shares is increased by a stock dividend payable in Class A ordinary shares, or by a split-up of Class A ordinary shares, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Class A ordinary shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding Class A ordinary shares. A rights offering to holders of Class A ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Class A ordinary shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Class A ordinary share paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for the Class A ordinary shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion. “Fair Market Value” means the 10-Day Average Closing Price as of the first (1st) date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. Notwithstanding anything to the contrary herein, no Class A ordinary shares shall be issued at less than their par value.

4.1.2        Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Class A ordinary shares on account of such Class A ordinary shares (or other shares of the Company’s share capital into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the Class A ordinary shares in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association to modify the substance or timing of the Company’s obligation to redeem 100% of the Class A ordinary shares if the Company does not complete its initial Business Combination within the period set forth in the Company’s amended and restated memorandum and articles of association, or (e) in connection with the redemption of the Class A ordinary shares included in the Public Units upon the Company’s failure to complete the Company’s initial Business Combination (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each Class A ordinary share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Class A ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Class A ordinary shares issuable on exercise of each Warrant) does not exceed $0.50.

4.2           Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of issued and outstanding Class A ordinary shares is decreased by a consolidation, combination, reverse stock split or reclassification of Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Class A ordinary shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding Class A ordinary shares.

4.3           Adjustments in Warrant Price. Whenever the number of Class A ordinary shares purchasable upon the exercise of the Warrants is adjusted, as provided in Section 4.1 or 4.2 hereof, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Class A ordinary shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Class A ordinary shares so purchasable immediately thereafter.

If (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the initial shareholders (as defined in the Prospectus) or their affiliates, without taking into account any Founder Shares (as defined below) held by such shareholders or their affiliates, as applicable, prior to such issuance (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, the Warrant Price shall be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the last sales price of the Class A ordinary shares that triggers the Company’s right to redeem the Public Warrants shall be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

4.4           Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding Class A ordinary shares (other than a change covered by Section 4.1 or 4.2 hereof or that solely affects the par value of such Class A ordinary shares), or in the case of any merger or consolidation of the Company with or into another entity in which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting power of the Company’s securities, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A ordinary shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that if the holders of the Class A ordinary shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Class A ordinary shares in such consolidation or merger that affirmatively make such election.

4.5           Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of Class A ordinary shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Class A ordinary shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based; provided, however, that no adjustment to the number of Class A ordinary shares issuable upon exercise of a Warrant shall be required until cumulative adjustments amount to one percent (1%) or more of the number of Class A ordinary shares issuable upon exercise of a Warrant as last adjusted; provided, further, that any such adjustments that are not made are carried forward and taken into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried forward adjustments shall be made (i) in connection with any subsequent adjustment that (taken together with such carried forward adjustments) would result in a change of at least one percent (1%) in the number of Class A ordinary shares issuable upon exercise of a Warrant and (ii) on the exercise date of any Warrant. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4 hereof, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6           No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue a fractional Class A ordinary share upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Class A ordinary shares to be issued to such holder.

4.7           Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of Class A ordinary shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5.              Transfer and Exchange of Warrants.

5.1           Transferability. Subject to compliance with applicable law, the Warrants may be transferred, assigned or sold to any person.

5.2           Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.3           Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.4           Transfers of Fractions of Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange of Warrants which would require the issuance of a Warrant certificate or book-entry position for a fraction of a Warrant.

5.5           Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.6           Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.             Other Provisions Relating to Rights of Holders of Warrants.

6.1           No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholder in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

6.2           Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

6.3           Reservation of Class A Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Class A ordinary shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

6.4           Registration of the Class A Ordinary Shares. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Business Combination, it shall use its commercially reasonable efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Warrants. The Company shall use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement.

7.              Concerning the Warrant Agent and Other Matters.

7.1           Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Class A ordinary shares upon the exercise of the Warrants, but the Company and the Warrant Agent shall not be obligated to pay any transfer taxes in respect of the Warrants or such Class A ordinary shares.

7.2           Resignation, Consolidation, or Merger of Warrant Agent.

7.2.1        Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

7.2.2        Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Class A ordinary shares not later than the effective date of any such appointment.

7.2.3       Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

7.3           Fees and Expenses of Warrant Agent.

7.3.1       Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

7.3.2        Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

7.4           Liability of Warrant Agent.

7.4.1        Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, the President or the Secretary or other principal officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

7.4.2        Indemnity. The Warrant Agent shall be liable hereunder only for its own, or its representatives’, gross negligence, willful misconduct, fraud, bad faith or material breach of this Agreement. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s or its representatives’ gross negligence, willful misconduct, fraud, bad faith or material breach of this Agreement.

7.4.3        Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Class A ordinary shares to be issued pursuant to this Agreement or any Warrant or as to whether any Class A ordinary shares shall, when issued, be valid and fully paid and non-assessable.

7.5            Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Class A ordinary shares through the exercise of the Warrants.

7.6            Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

8.             Miscellaneous Provisions.

8.1           Successors and Assigns. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns. The Registered Holder may not transfer this Warrant until thirty (30) days after the closing of the Company’s initial Business Combination, except for transfers (i) among the Company’s initial shareholders or to the initial shareholders’ or the Company’s officers, directors, consultants or their affiliates, (ii) to a Registered Holder’s shareholders or members upon the Registered Holder’s liquidation, in each case if the Registered Holder is an entity, (iii) by bona fide gift to a member of the Registered Holder’s immediate family or to a trust, the beneficiary of which is the holder or a member of the Registered Holder’s immediate family, in each case for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to the Company for no value for cancellation in connection with the consummation of a Business Combination, (vii) in connection with the consummation of a Business Combination by private sales at prices no greater than the price at which the Warrants were originally purchased, or (viii) in the event of the Company’s liquidation prior to its consummation of an initial Business Combination, in each case (except for clauses (vi) or (viii) or with the Company’s prior written consent) on the condition that prior to such registration for transfer, the Company shall be presented with written documentation pursuant to which each transferee or the trustee or legal guardian for such transferee agrees (the “Permitted Transferees”) to be bound by the terms of this Warrant.

8.2           Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

FG Imperii Acquisition Corp.
104 S. Walnut Street, Unit 1A Itasca,
Illinois 60143
Attention: Hassan R. Baqar, Chief Financial Officer

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attn: Mitchell S. Nussbaum; Giovanni Caruso
Email: mnussbaum@loeb.com; gcaruso@loeb.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Odyssey Transfer and Trust Company
[_]
Attention: [_]

in each case, with a copy to:

Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Brad Shiffman
Email: brad.shiffman@blankrome.com

8.3            Applicable Law; Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement, including under the Securities Act, shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 8.3. If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any Warrant holder, such Warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

8.4           Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person, corporation or other entity other than the parties hereto and the Registered Holders of the Warrants any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

8.5           Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

8.6           Counterparts; Electronic Signatures. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.

8.7           Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

8.8           Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions hereof to the description of the terms of the Warrants and this Agreement set forth in the Prospectus or (ii) adding or changing any provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period shall require the vote or written consent of the Registered Holders of fifty percent (50%) of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2 hereof, respectively, without the consent of the Registered Holders.

8.9           Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A – Underwriter Warrant Legend

Exhibit B – Private Placement Warrant Legend

Exhibit C – Form of Warrant Certificate

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FG IMPERII ACQUISITION CORP.

By:	/s/ Hassan R. Baqar
Name:	Hassan R. Baqar
Title:	Chief Financial Officer

ODYSSEY TRANSFER AND TRUST COMPANY, as Warrant Agent

By:	/s/ Bob Winterle
Name:	Bob Winterle
Title:	Senior Director

[Signature Page to Warrant Agreement]

EXHIBIT A
UNDERWRITER WARRANT LEGEND

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO LOCKUP PURSUANT TO AN UNDERWRITING AGREEMENT AMONG FG IMPERII ACQUISITION CORP. AND THINKEQUITY LLC AND EARLYBIRDCAPITAL, INC., AND MAY ONLY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED DURING THE TERM OF THE LOCKUP PURSUANT TO THE TERMS SET FORTH IN THE UNDERWRITING AGREEMENT.”

Exhibit A-1

EXHIBIT B
PRIVATE PLACEMENT WARRANT LEGEND

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG FG IMPERII ACQUISITION CORP. (THE “COMPANY”), FG IMPERII INVESTORS LLC, AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 8 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND CLASS A ORDINARY SHARES OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.”

Exhibit B-1

EXHIBIT C
[Form of Warrant Certificate]

[FACE]

Number

Warrants

THIS WARRANT SHALL BE NULL AND VOID IF NOT EXERCISED PRIOR
TO THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW
FG IMPERII ACQUISITION CORP.

Incorporated Under the Laws of the Cayman Islands

Warrant Certificate

This Warrant Certificate certifies that, or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase Class A ordinary shares, $0.0001 par value per share (the “Class A ordinary shares”), of FG Imperii Acquisition Corp., a Cayman Islands exempted company (the “Company”). Each whole Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Class A ordinary shares as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price (or through “cashless exercise” as provided for in the Warrant Agreement) at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Class A ordinary share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a Class A ordinary share, the Company will, upon exercise, round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder of the Warrant. The number of Class A ordinary shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Warrant Price per Class A ordinary share for any Warrant is equal to $11.50 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become null and void.

Exhibit C-1

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

FG IMPERII ACQUISITION CORP.

By:
Name:	Hassan R. Baqar
Title:	Chief Financial Officer

ODYSSEY TRANSFER AND TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

Exhibit C-2

[Form of Warrant Certificate]
[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Class A ordinary shares and are issued or to be issued pursuant to a Warrant Agreement dated as of [__], 202[_] (the “Warrant Agreement”), duly executed and delivered by the Company to Odyssey Transfer and Trust Company, as warrant agent (or successor warrant agent) (collectively, the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Class A ordinary shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Class A ordinary shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Class A ordinary shares issuable upon exercise of the Warrants and the Warrant Price set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in Class A ordinary shares, the Company shall, upon exercise, round down to the nearest whole number of Class A ordinary shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Exhibit C-3

Election to Purchase
(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive Class A ordinary shares and herewith tenders payment for such Class A ordinary shares to the order of FG Imperii Acquisition Corp. (the “Company”) in the amount of $ in accordance with the terms hereof. The undersigned requests that a certificate for such Class A ordinary shares be registered in the name of, whose address is and that such Class A ordinary shares be delivered to whose address is. If said number of Class A ordinary shares is less than all of the Class A ordinary shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Class A ordinary shares be registered in the name of, whose address is and that such Warrant Certificate be delivered to, whose address is                                                                           .

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 3.3.1(b) of the Warrant Agreement, the number of Class A ordinary shares that this Warrant is exercisable for shall be determined in accordance with 3.3.1(b) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Class A ordinary shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Class A ordinary shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Class A ordinary shares. If said number of Class A ordinary shares is less than all of the Class A ordinary shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Class A ordinary shares be registered in the name of, whose address is and that such Warrant Certificate be delivered to, whose address is                                                                          .

[Signature Page follows]

Exhibit C-4

Date: , 20[_]

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SECURITIES AND EXCHANGE COMMISSION RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

Exhibit C-5